Exhibit 27

February 13, 2017
Guggenheim Securities, LLC
Sandler O'Neill & Partners, L.P
As Managers of the several
Underwriters referred to below

c/o Guggenheim Securities, LLC
330 Madison Avenue
 New York, New York 10017
c/o Sandler O'Neill & Partners, L.P.
1251 Avenue of the Americas, 6th Floor
 New York, New York 10020

Lock-Up Agreement

Ladies and Gentlemen:
This letter agreement (this “Agreement”) relates to the proposed public offering (the “Offering”) by Seacoast Banking Corporation of Florida, a Florida corporation (the "Company"), of its common stock, $0.10 par value per share (the “Common Stock”).
In order to induce you and the other several underwriters for which you act as Managers (the “Underwriters”) to underwrite the Offering, the undersigned hereby agrees that, without the prior written consent of Guggenheim Securities, LLC (“Guggenheim”), during the period from the date hereof until 60 days from the date of the final prospectus supplement for the Offering (the “Lock-Up Period”), the undersigned (a) will not, directly or indirectly, offer, sell, agree to offer or sell, solicit offers to purchase, grant any call option or purchase any put option with respect to, pledge, borrow or otherwise dispose of, any Relevant Security (as defined below), and (b) will not establish or increase any “put equivalent position” or liquidate or decrease any “call equivalent position” with respect to any Relevant Security (in each case within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder), or otherwise enter into any swap, derivative or other transaction or arrangement that transfers to another, in whole or in part, any economic consequence of ownership of a Relevant Security, whether or not such transaction is to be settled by delivery of Relevant Securities, other securities, cash or other consideration. As used herein “Relevant Security” means the Common Stock, any other equity security of the Company or any of its subsidiaries and any security convertible into, or exercisable or exchangeable for, any Common Stock or other such equity security.

Notwithstanding the foregoing, the restrictions in the immediately preceding paragraph shall not apply to (a) the transfer of Relevant Securities by bona fide gift, will or intestate succession; provided that each resulting transferee of Relevant Securities executes and delivers to you an agreement satisfactory to you in which such transferee agrees to be bound by the terms of this Agreement for the remainder of the Lock-Up Period, (b) the disposition of shares of Common Stock to the Company to satisfy tax withholding obligations of the undersigned in connection with the vesting of restricted stock awards or other equity incentive awards that vest during the Lock-Up Period (but only to such extent) or (c) any sales or transfers of shares of Common Stock under a trading plan pursuant to Rule 10b5-1 under the Exchange Act (a“10b5-1 Plan”), provided that such trading plan was established prior to the date hereof and made available to the Managers or their counsel.
In the event that, during the Lock-Up Period, Guggenheim waives any prohibition on the transfer of shares of Relevant Securities held by any person or entity that has signed a lock-up letter substantially similar to this Agreement in connection with the Offering, Guggenheim shall be deemed to have also waived, on the same terms, the prohibitions set forth in this Agreement that would otherwise have applied to the undersigned on a pro-rata basis with respect to the same proportion of Relevant Securities of the undersigned as the aggregate Relevant Securities held by such party receiving the waiver that is subject to the waiver bears to the aggregate Relevant Securities held by such receiving party. The provisions of this paragraph will not apply: (1) unless and until Guggenheim shall have first waived restrictions with respect to more than $150,000.00 of the Company’s Common Stock (or the equivalent in Relevant Securities) or (2) (a) if the release or waiver is effected solely to permit a transfer not involving a disposition for value and (b) the transferee has agreed in writing to be bound by the same terms described in this Agreement to the extent and for the duration that such terms remain in effect at the time of the transfer. In the event that, as a result of this paragraph, any Relevant Securities held by the undersigned are released from the restrictions imposed by this Agreement, Guggenheim shall use commercially reasonable efforts to notify the Company within two business days of the effective date of such release, and the Company, in turn, in consultation with Guggenheim, shall use commercially reasonable efforts to notify the undersigned within two business days thereafter that the same percentage of aggregate Relevant Securities held by the undersigned has been released from the restrictions set forth in this Agreement; provided that the failure to give such notice to the Company or the undersigned shall not give rise to any claim or liability against the Company, Guggenheim or the Underwriters.
The undersigned hereby authorizes the Company during the Lock-Up Period to cause any transfer agent for the Relevant Securities to decline to transfer, and to note stop transfer restrictions on the stock register and other records relating to, Relevant Securities for which the undersigned is the record holder and, in the case of Relevant Securities for which the undersigned is the beneficial but not the record holder, agrees during the Lock-Up Period to cause the record holder to cause the relevant transfer agent to decline to transfer, and to note stop transfer restrictions on the stock register and other records relating to, such Relevant Securities.

It is understood that the undersigned will be released from its obligations under this Agreement if the Company notifies the Underwriters that it does not intend to proceed with the Offering, if the Underwriting Agreement (other than the provisions thereof which survive termination) shall terminate or be terminated prior to payment for and delivery of any shares of Common Stock, or if the Underwriting Agreement does not become effective by March 4, 2017.
The undersigned understands that the Company and the Underwriters will proceed with the Offering in reliance on this Agreement.
Whether or not the Offering actually occurs depends on a number of factors, including market conditions.  Any Offering will only be made pursuant to an Underwriting Agreement, the terms of which are subject to negotiation between the Company and the Underwriters.
The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Agreement and that this Agreement constitutes the legal, valid and binding obligation of the undersigned, enforceable in accordance with its terms.  Upon request, the undersigned will execute any additional documents necessary in connection with enforcement hereof.  Any obligations of the undersigned shall be binding upon the successors and assigns of the undersigned from the date first above written.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York.  Delivery of a signed copy of this letter by facsimile transmission shall be effective as delivery of the original hereof.

Very truly yours,

CAPGEN CAPITAL GROUP III LP

By:	/s/ John P. Sullivan
Name: John P. Sullivan Title: Managing Director
Address:	120 West 45th Street
Suite 1010 New York, New York 10036 Attention: John P. Sullivan

[Signature Page to Lock-Up Agreement]